Exhibit 99.1

Investor Relations:	Southern Copper Corporation (NYSE and BVL: SCCO)
Raul Jacob
Victor Pedraglio
Bertin Galarreta
+(602) 264-1375
southerncopper@southernperu.com.pe www.southerncoppercorp.com

●	4Q24 net sales were $2,784.3 million, which represented a 21.3% increase with regard to 4Q23´s figure. Growth was primarily fueled by higher sales volumes for copper (+5.4%), zinc (+59.4%) and silver (+21.6%) and by better prices for all our main products. Results were partially offset by a drop in the molybdenum sales volume (-2.1%).

2024 Net sales hit a record high of $11,433.4 million, topping 2023’s net sales by $1,537.6 million or 15.5%. This growth was mainly driven by higher sales volumes for copper (+5.5%), molybdenum (+7.9%), zinc (+44.6%) and silver (+15.7%), and by better prices for copper (+7.8%, LME), zinc (+5.0%) and silver (+20.7%). The growth in volumes and prices was partially offset by a decrease in molybdenum prices (-10.6%).

●	Net income in 4Q24 was $793.9 million, which represented a 78.4% increase with regard to the $445.0 million registered in 4Q23. The net income margin in 4Q24 was 28.5%, versus 19.4% in 4Q23.

2024 net income was $3,376.8 million, 39.2% higher than in 2023. These improvements were driven by the aforementioned increase in net sales and by our strict cost control measures. The net income margin in 2024 was 29.5%, versus 24.5% in 2023.

●	4Q24 adjusted EBITDA was $1,506.7 million, which represented an increase of 42.7% with regard to the $1,055.5 million registered in 4Q23. The adjusted EBITDA margin in 4Q24 was 54.1% versus 46% in 4Q23.

Adjusted EBITDA in 2024 was $6,406.1 million; 27.4% above the figure in 2023. The adjusted EBITDA margin in 2024 was 56.0% versus 50.8% in 2023.

●	Cash flow from operating activities in 2024 was $4,421.7 million, which represented an increase of 23.7% over the $3,573.1 million posted in 2023. This result, which was mainly driven by higher net income, was partially offset by an increase in net operating assets.
●	Copper production registered an increase of 2.1% in 4Q24 in quarter-on-quarter terms. This situation was mainly driven by higher production at our Buenavista (+12.2%), IMMSA (+3.5%) and Cuajone (+2.1%) mines, which was attributable to better ore grades and recoveries. However, these positive results were partially offset by a decrease in production at our Toquepala (-11.4%) and La Caridad (-1.9%) mines. The decrease in mineral processing at Toquepala was attributable to biannual preventive maintenance work at both concentrators.

2024 Copper production increased 6.9% YoY to 973,851 tons. Our YoY result reflects higher production at all our operations. The yearly result was mainly attributable to growth in production at our Peruvian (+10.7%) and Mexican (+4.3%) operations.

~~●~~	Quarterly by-product production: Mined zinc production increased 154.9% this quarter, mainly due to the full ramp-up in 2024 of the Buenavista Zinc concentrator. Mined silver production rose 18.3% in 4Q24, driven primarily by higher production at all our mines, with the exception of the Toquepala mine (-7.5%). Molybdenum production decreased 2.6% in 4Q24 compared to 4Q23, which was primarily attributable to lower production at the La Caridad and Toquepala mines, but partially offset by an increase in production at the Cuajone mine (+21%).

FOURTH QUARTER AND YEAR 2024 RESULTS	SOUTHERN COPPER

Yearly by-product production: Molybdenum production was 28,997 tons in 2024, which was 8.1% above the figure in 2023. This increase was due to higher production at all our mines, with the exception of the La Caridad mine (-14.5%), where grades and recoveries dropped. Mined zinc production rose 98.5% YoY after 64,297 additional tons were generated at the Buenavista zinc concentrator. Mined silver production increased by 14% in 2024, which was primarily driven by higher production at all our mines.

●	4Q24 operating cash cost per pound of copper, net of by-product revenue credits, was $0.96 in 4Q24, which represented a decrease of 22.5% compared to the $1.25 reported in 4Q23. The cash cost reduction was mainly fueled by higher by-product credits due to better molybdenum, silver and zinc prices.

2024’s Operating cash cost per pound of copper, net of by-product revenue credits, was $0.89. This 14-cent reduction in the cash cost (-13.9%), compared to the $1.03 reported in 2023, was mainly attributable to a 4-cent decrease in production costs and to a unit cost effect generated by both an increase in pounds of copper produced and a 9-cent increase in by-product revenue credits.

●	Financing: On February 5, 2025, our subsidiary Minera Mexico S.A. de C.V. issued a $1 billion 7-year Note of fixed-rate senior unsecured notes. This debt is due in 2032 and has an annual interest rate of 5.625%.

During our marketing effort, we held meetings with 85 global and local fixed income investors and received purchase orders from high quality institutional investors. We received orders for $3.5 billion, a demand of 3.5 times the offering. Proceeds will provide the Company with additional liquidity to finance our Mexican capital expenditures and Minera Mexico’s general corporate purposes.

●	Dividends: On January 23, 2025, the Board of Directors authorized a quarterly cash dividend of $0.70 per share of common stock and a stock dividend of 0.0073 shares of common stock per share of common stock, payable on February 27, 2025, to shareholders of record at the close of business on February 11, 2025.

In lieu of fractional shares, cash will be distributed to each shareholder who would otherwise have been entitled to receive a fractional share, based on a share price of $95.86, which is the average of the high and low share price on January 23, 2025.

Shareholders will not be required to take any action to receive the stock dividend. After the payment date, shareholders' book entry accounts will be credited with the additional shares that represent the stock dividend. When shares are held in a brokerage account in the name of a broker, the additional shares will be distributed to the broker on the shareholder's behalf. The stock dividend is administered by Computershare, the Company's transfer agent.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: “We are pleased with 2024 results, with net sales hitting a record of $11,433 million. This historic figure, which was 16% higher than the sales reported in 2023, was driven by higher sales volumes (Cu+6%; Mo +8%; Zn +45% and Ag 16%) and prices for both copper (+8%) and our main by-products (Zn +5%; Ag +21%; Mo -11%). This result was also fueled by the full ramp-up of the Buenavista Zinc concentrator. Our strong sales growth was accompanied by strict cost control measures, yielding net income of $3,377 million for 2024- 39% higher than in 2023. In addition to these good economic results, cash flow from operating activities in 2024 was $4,422 million, which represented an increase of 24% over the 2023 mark.

For 2025 we expect to maintain the current activity level in copper by producing 967,000 tons, in line with last year’s mark. We will also produce 171,700 tons of zinc (+32%), 23 million ounces of silver (+10%) and 26,200 tons of molybdenum (-10%).”

4Q24 www.southerncoppercorp.com	Page 2 of 12

FOURTH QUARTER AND YEAR 2024 RESULTS	SOUTHERN COPPER

Key Financial Data

	Fourth Quarter				Twelve Months
	2024	2023	Variance		2024	2023	Variance
			$	%			$	%
	(in millions except per share amount and %s)
Sales	$2,784.3	$2,295.6	$488.7	21.3%	$11,433.4	$9,895.8	$1,537.6	15.5%
Cost of sales	1,211.9	1,170.1	41.8	3.6%	4,841.4	4,687.7	153.7	3.3%
Operating income	1,307.3	868.7	438.6	50.5%	5,554.7	4,192.3	1,362.4	32.5%
Net income	$793.9	$445.0	$348.9	78.4%	$3,376.8	$2,425.2	$951.6	39.2%
Net income margin	28.5%	19.4%	9.1pp	46.9%	29.5%	24.5%	5.0pp	20.4%
Adjusted EBITDA	1,506.7	1,055.5	451.2	42.7%	6,406.1	5,029.5	1,376.6	27.4%
Adjusted EBITDA margin	54.1%	46.0%	8.1pp	17.6%	56.0%	50.8%	5.2pp	10.2%
Income per share	$1.01	$0.58	$0.43	74.1%	$4.33	$3.14	$1.19	37.9%
Capital investments	235.3	255.3	(20.0)	(7.8)%	1,027.3	1,008.6	18.7	1.9%

Capital Investments

Our current capital investment program for this decade exceeds $15 billion and includes investments in projects in Mexico and Peru.

Mexican Projects

Minera Mexico is planning to invest more than $600 million in 2025 at its open pit, metallurgical facilities and underground mines. 50% of this investment will be used to guarantee the viability of long-term operations by actively modernizing and updating assets. About 43% of the investment will target improvements in water usage and tailings management to ensure safety and efficiency at our operations. Remaining funds will be invested in efforts to bolster optimization and growth.

El Pilar - Sonora: This low-capital intensity copper greenfield project is strategically located in Sonora, Mexico,

approximately 45 kilometers from our Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 317 million tonnes of ore with an average copper grade of 0.249%. We anticipate that El Pilar will operate as a conventional open-pit mine with an annual production capacity of 36,000 tonnes of copper cathodes. This operation will use highly cost efficient and environmentally friendly SX-EW technology. The budget for El Pilar is $310 million.

The results from experimental pads in the leaching process have confirmed adequate levels of copper recovery and we are evaluating different options for optimization. The Company is engaging in project development and on-site environmental activities. Mine life is estimated at 13 years.

El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with sulfide ore reserves of over 1,230 million tonnes and an average ore grade of 0.40%, and 141 million tonnes of leach material with an average ore grade of 0.27%. The project includes an open-pit mine with a combined 120 ktpd concentrator and 28 ktpy SX-EW operations.

The Company has completed the environmental baseline study for the mine. Currently, more detailed engineering is being conducted for concentrator, SX-EW plant as well as for water desalination, logistics infrastructure and power delivery.

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FOURTH QUARTER AND YEAR 2024 RESULTS	SOUTHERN COPPER

SCC has several projects in its Mexican pipeline that may boost organic growth if they are found to be of value for both stakeholders and the communities in which we operate.  These projects are Angangueo, Chalchihuites and the Empalme Smelter, which could bolster our position as a fully integrated copper producer.

Peruvian Projects

Tia Maria - Arequipa: This greenfield project, located in Arequipa, Peru, will use state of the art SX-EW technology with the highest international environmental standards with a capacity of 120,000 tons of SX- EW copper cathodes per year.

Tia Maria will generate significant revenues for the Arequipa region from day one of its operations. At current copper prices, we expect to export $17.5 billion and contribute $3.4 billion in taxes and royalties during the first 20 years of operation. After a thoughtful and detailed review, the new project budget has been set at $1,802 million.

Project update: As of December 31, 2024, the Company has generated more than 614 jobs, 492 of which were filled with local applicants. To the fullest extent possible, we intend to fill the 3,500 jobs estimated to be required during Tia Maria’s construction phase prioritizing workers from the Islay province. When we start operations in 2027, the project will generate 764 direct jobs and 4,800 indirect jobs.

This year, we expect construction to begin. Work will begin with the construction of roads and access points to the project as well as railways; installing a temporary camp; and earthmoving efforts as well as mine clearing activities. We have progressed on installing and delimiting the property with a live fence of 59 kilometers up to date.

Los Chancas - Apurimac: This greenfield project, located in Apurimac, Peru, is a copper and molybdenum porphyry deposit. Current estimates of indicated copper mineral resources are 98 million tons of oxides with a copper content of 0.45% and 52 million tons of sulfides with a copper content of 0.59%. The Los Chancas project envisions an open-pit mine with a combined operation of concentrator and SX-EW processes to produce 130,000 tons of copper and 7,500 tons of molybdenum annually. The estimated capital investment is $2.6 billion and operations are expected to begin in 2031. We continue to engage in social and environmental improvements for the local communities and are working on the project’s environmental impact assessment.

Project update: In coordination with the Peruvian authorities, efforts continue to be made to eradicate illegal mining activities. Once this process has concluded, we will resume our environmental impact study and begin hydrogeological and geotechnical studies. We will also begin a resource verification drilling campaign of a 40,000-meter in-fill to gather additional information on the geological characteristics of the Los Chancas deposit.

Michiquillay Project - Cajamarca: In June 2018, Southern Copper signed a contract for the acquisition of the Michiquillay project in Cajamarca, Peru. Michiquillay is a world-class greenfield mining project with inferred mineral resources of 2,288 million tons and an estimated copper grade of 0.43%. When developed, we expect Michiquillay to produce 225,000 tons of copper per year (along with by-products of molybdenum, gold and silver) at a competitive cash-cost for an initial mine life of more than 25 years. We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2032. Michiquillay will become one of Peru´s largest copper mines and will create significant business opportunities in the Cajamarca region; generate new jobs for the local communities; and contribute with taxes and royalties to the local, regional and national governments.

Project update: As of December 31, 2024, the total progress of the exploration project was 35%. We have drilled 140,130 meters (total program = 148,000 meters) and obtained 45,762 drill core samples for chemical analysis. Diamond drilling will continue and will provide information for the interpretation of geological sections related to mineralization, geological modeling and mineral resource evaluation. Geo-metallurgical studies are currently underway; and hydrological and hydrogeological studies have been initiated; the geotechnical study for the project is scheduled to begin shortly.

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FOURTH QUARTER AND YEAR 2024 RESULTS	SOUTHERN COPPER

Environmental, Social & Corporate Governance (ESG) Practices

Southern Copper Corporation, among the top 10 mining companies with the highest ratings for sustainability in 2024. Corporate Sustainability Assessment (CSA) of S&P Global, which publishes an annual performance review of the sustainability practices of 13,000 companies from across the globe, situated Southern Copper Corporation among the best-rated companies of 248 companies in the Mining and Metals sector in 2024. With a score that is twice the average registered for our peers in the mining industry, SCC’s sustainability rating rose 9 points year-over-year. This marks our sixth consecutive year on the Dow Jones’s Sustainability Index, and we have also been included in the Sustainability Emerging Markets Index.

Occupational safety and health of our workforce. Operating discipline and the strength of our preventive safety culture led to a 28% reduction in the number of employee accidents involving lost-time injuries in 2024. These results compare favorably with the rates reported by other companies in the mining sector.

Tía María: support for agriculture benefits communities. In the area around our Tía María mining project in Arequipa, Peru, we are implementing the “Technology for Agriculture” program with the participation of 28 of the 38 community organizations operating in the Tambo Valley. With a 14% increase in crop productivity, approximately 95% of local families have benefited from this program.

Southern Copper has consistently promoted the welfare of the population of the Islay province and the Arequipa region. As part of these efforts, we have also implemented several successful social programs in education, healthcare and productive development to improve the quality of life in the region.

Our current social programs in Islay help reduce the costs of agricultural production by improving productivity with cutting-edge technology. Additionally, we are working to provide internet access to 4,600 school students. On top of this, we are committed to developing health facilities, high performance schools, research centers and roads in the Arequipa region via the “work for taxes” mechanism.

Best international practices for tailings management. With a preventive focus and an eye on minimizing risks, we are making progress in our efforts to implement the Global Industry Standard on Tailings Management of the International Council on Mining and Metals (ICMM) at our main operations. We have completed a gap analysis of our open pit mining operations and are on track to ensure that all SCC’s facilities comply with this standard.

4Q24 www.southerncoppercorp.com	Page 5 of 12

FOURTH QUARTER AND YEAR 2024 RESULTS	SOUTHERN COPPER

Conference Call

The Company’s fourth quarter earnings conference call will be held on February 12, 2025, beginning at 10:00 AM – EST (10:00 AM Lima and 9:00 AM Mexico City time).

To participate in the call: Please consider that we are using a new technological platform for this event. It is necessary to register through the following link:

https://register.vevent.com/register/BI16b6eaa89d8641439ec99d25c7741d45

At the registration time, you will be given a dial-in number and a personal confirmation PIN will be generated to access the call.

During the conference call, please join the live presentation through Webex via the following link:

https://americasmining.webex.com/americasmining/j.php?MTID=md91b358408c410eec0baeaffc6c7001b

4Q24 www.southerncoppercorp.com	Page 6 of 12

FOURTH QUARTER AND YEAR 2024 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME	COMEX
	Copper	Copper	Molybdenum	Zinc	Silver	Gold
	($/lb.)	($/lb.)	($/lb.)	($/lb.)	($/oz.)	($/oz.)
1Q 2024	3.83	3.86	19.84	1.11	23.35	2,071.76
2Q 2024	4.42	4.55	21.69	1.29	28.84	2,337.99
3Q 2024	4.17	4.23	21.68	1.26	29.43	2,476.80
4Q 2024	4.16	4.22	21.61	1.38	31.36	2,661.61
Average 2024	4.15	4.22	21.21	1.26	28.25	2,387.04

1Q 2023	4.05	4.09	32.04	1.42	22.53	1,888.63
2Q 2023	3.85	3.85	20.87	1.15	24.26	1,977.85
3Q 2023	3.79	3.77	23.59	1.10	23.60	1,928.61
4Q 2023	3.71	3.72	18.41	1.13	23.25	1,975.87
Average 2023	3.85	3.86	23.73	1.20	23.41	1,942.74

Variance: 4Q24 vs. 4Q23	12.1%	13.4%	17.4%	22.1%	34.9%	34.7%
Variance: 4Q24 vs. 3Q24	(0.2)%	(0.2)%	(0.3)%	9.5%	6.6%	7.5%
Variance: 2024 vs. 2023	7.8%	9.3%	(10.6)%	5.0%	20.7%	22.9%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2024	2023	%	2024	2023	%
Copper (tons)
Mined	238,888	234,089	2.1%	973,851	911,014	6.9%
3rd party concentrate	569	3,832	(85.1)%	3,349	5,405	(38.0)%
Total production	239,457	237,921	0.6%	977,200	916,419	6.6%
Smelted	142,768	153,038	(6.7)%	611,260	627,589	(2.6)%
Refined and Rod	188,490	184,346	2.2%	789,176	798,328	(1.1)%
Sales	229,206	217,416	5.4%	938,528	889,858	5.5%

Molybdenum (tons)
Mined	6,994	7,180	(2.6)%	28,997	26,836	8.1%
Sales	7,008	7,158	(2.1)%	29,011	26,876	7.9%

Zinc (tons)
Mined	43,148	16,930	154.9%	130,011	65,509	98.5%
Refined	24,593	26,450	(7.0)%	98,763	101,013	(2.2)%
Sales	42,120	26,419	59.4%	144,139	99,677	44.6%

Silver(000sounces)
Mined	5,680	4,802	18.3%	20,983	18,407	14.0%
Refined	2,767	2,209	25.3%	11,999	10,927	9.8%
Sales	5,392	4,436	21.6%	20,842	18,021	15.7%

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FOURTH QUARTER AND YEAR 2024 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2024	2023	VAR %	2024	2023	VAR %
	(in millions, except per share amount)

Net sales:	$2,784.3	$2,295.6	21.3%	$11,433.4	$9,895.8	15.5%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	1,211.9	1,170.1	3.6%	4,841.4	4,687.7	3.3%
Selling, general and administrative	34.5	33.1	4.2%	130.5	127.2	2.6%
Depreciation, amortization and depletion	214.2	208.2	2.9%	845.9	833.6	1.5%
Exploration	16.4	15.5	5.8%	60.9	55.0	10.7%
Total operating costs and expenses	1,477.0	1,426.9	3.5%	5,878.7	5,703.5	3.1%

Operating income	1,307.3	868.7	50.5%	5,554.7	4,192.3	32.5%

Interest expense, net of capitalized interest	(87.3)	(80.9)	7.9%	(334.1)	(326.7)	2.3%
Other income (expense)	(14.8)	(21.4)	(30.8)%	5.5	3.6	52.8%
Interest income	39.3	21.3	84.5%	131.4	86.6	51.7%
Income before income tax	1,244.5	787.7	58.0%	5,357.5	3,955.8	35.4%

Income taxes	446.6	348.6	28.1%	1,975.3	1,518.9	30.0%
Net income before equity earnings of affiliate	797.9	439.1	81.7%	3,382.2	2,436.9	38.8%
Equity earnings of affiliate	(1.7)	8.1	(121.0)%	6.4	(2.2)	(390.9)%
Net Income	796.2	447.2	78.0%	3,388.6	2,434.7	39.2%

Less: Net income attributable to non-controlling interest	2.3	2.2	4.5%	11.8	9.5	24.2%

Net Income attributable to SCC	$793.9	$445.0	78.4%	$3,376.8	$2,425.2	39.2%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$1.01	$0.58	74.1%	$4.33	$3.14	37.9%
Dividends paid	$0.70	$1.00	(30.0)%	$2.10	$4.00	(47.5)%

Weighted average shares outstanding (Basic and diluted)	787.7	773.1		780.4	773.1

4Q24 www.southerncoppercorp.com	Page 8 of 12

FOURTH QUARTER AND YEAR 2024 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$3,258.1	$1,151.5
Short-term investments	245.3	599.3
Accounts receivable	1,243.8	1,228.3
Inventories	1,048.9	1,016.9
Other current assets	378.3	433.5
Total current assets	6,174.4	4,429.5

Property, net	9,883.3	9,782.9
Leachable material, net	1,145.8	1,121.7
Intangible assets, net	124.6	130.2
Right-of-use assets	739.5	775.4
Deferred income tax	310.6	256.1
Other assets	335.3	229.5
Total assets	$18,713.5	$16,725.3

LIABILITIES
Current liabilities:
Current portion of long-term debt	$499.8	-
Accounts payable	615.2	$652.6
Income taxes	635.2	278.3
Accrued workers’ participation	280.8	245.7
Other accrued liabilities	197.9	211.9
Total current liabilities	2,228.9	1,388.5

Long-term debt	5,758.5	6,254.6
Lease liabilities	676.8	697.4
Deferred income taxes	124.5	132.2
Non-current tax payable	104.9	92.7
Other liabilities	35.6	66.2
Asset retirement obligation	546.2	612.5
Total non-current liabilities	7,246.5	7,855.6

EQUITY
Stockholders’ equity:
Common stock	5,034.8	3,541.6
Treasury stock	(2,700.7)	(3,149.0)
Accumulated comprehensive income	6,837.4	7,025.5
Total stockholders’ equity	9,171.5	7,418.1
Non-controlling interest	66.6	63.1
Total equity	9,238.1	7,481.2

Total liabilities and equity	$18,713.5	$16,725.3

As of December 31, 2024, there were 790.4 million shares outstanding. As December 31, 2023, there were

773.1 million shares outstanding.

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FOURTH QUARTER AND YEAR 2024 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2024	2023	2024	2023
	(in millions)

OPERATING ACTIVITIES
Net income	$796.1	$447.2	$3,388.6	$2,434.7
Depreciation, amortization and depletion	214.2	208.2	845.9	833.6
Deferred income tax	(49.8)	(15.7)	(52.2)	(59.1)
Change in operating assets and liabilities	421.5	(116.5)	238.6	310.0
Other, net	(21.5)	17.7	0.8	53.9
Net cash provided by operating activities	1,360.5	540.9	4,421.7	3,573.1

INVESTING ACTIVITIES
Capital investments	(235.3)	(255.3)	(1,027.3)	(1,008.6)
Sale (purchase) of short-term investment, net	73.5	(352.2)	354.0	(391.0)
Other, net	-	0.6	-	1.2
Net cash used in investing activities	(161.8)	(606.9)	(673.3)	(1,398.4)

FINANCING ACTIVITIES

Dividends paid	(550.0)	(773.1)	(1,637.3)	(3,092.4)
Distributions to non-controlling interest	(4.1)	(2.5)	(8.3)	(9.1)
Other	0.1	0.1	0.4	0.3
Net cash used in financing activities	(554.0)	(775.5)	(1,645.2)	(3,101.2)

Effect of exchange rate changes on cash	(41.4)	25.9	3.4	8.3

Increase / (Decrease) in cash and cash equivalents	$603.3	$(815.6)	$2,106.6	$(918.2)

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FOURTH QUARTER AND YEAR 2024 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Mexico and Peru.

SCC Corporate Address

USA

7310 North 16th St, Suite 135

Phoenix, AZ 85020, U.S.A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

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This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

4Q24 www.southerncoppercorp.com	Page 11 of 12

FOURTH QUARTER AND YEAR 2024 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	Fourth Quarter		Year
	2024	2023	2024	2023

Net income attributable to SCC	$793.9	$445.0	$3,376.8	$2,425.2
Add:
Net income attributable to the non-controlling interest	2.3	2.2	11.8	9.5
Income taxes	446.6	348.6	1,975.3	1,518.9
Interest expense	87.3	80.9	334.1	326.7
Depreciation, amortization and depletion	214.2	208.2	845.9	833.6
Less:
Equity earnings of affiliate	1.7	(8.1)	(6.4)	2.2
Interest income	(39.3)	(21.3)	(131.4)	(86.6)
Adjusted EBITDA	$1,506.7	$1,055.5	$6,406.1	$5,029.5

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenue.

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to	4th quarter 2024		4th quarter 2023		Year 2024		Year 2023
Operating Cash Cost before by-product revenues and Operating Cash	$	¢ per	$	¢ per	$	¢ per	$	¢ per
Cost net of by-product revenues	million	pound	million	pound	million	pound	million	pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	1,211.9	243.1	1,170.1	234.2	4,841.4	235.3	4,687.7	242.2
Add:
Selling, general and administrative expenses	34.5	6.9	33.1	6.6	130.5	6.3	127.2	6.6
Treatment and refining charges net of sales premiums	(10.4)	(2.1)	9.4	1.9	(39.5)	(1.9)	(7.7)	(0.4)
Less:
Workers’ participation	(66.4)	(13.3)	(57.5)	(11.5)	(296.5)	(14.4)	(253.2)	(13.1)
Purchased concentrates from third parties	(37.7)	(7.6)	(50.9)	(10.2)	(162.4)	(7.9)	(195.8)	(10.1)
Other charges	(14.4)	(2.8)	(30.7)	(6.1)	(96.9)	(4.7)	(116.7)	(6.0)
Inventory change	41.4	8.3	41.2	8.2	12.8	0.6	(6.5)	(0.3)
Operating cash cost before by-product revenues	1,158.9	232.5	1,114.7	223.1	4,389.5	213.3	4,235.0	218.8

Less by-products revenue	(678.4)	(136.1)	(491.5)	(98.4)	(2,566.3)	(124.7)	(2,243.8)	(115.9)

Operating cash cost, net of by-products revenue	480.5	96.4	623.2	124.7	1,823.2	88.6	1,991.2	102.9

Total pounds of copper produced, in millions		498.5		499.8		2,057.7		1,935.4

4Q24 www.southerncoppercorp.com	Page 12 of 12